EXHIBIT 99.1

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Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Provides Operations Update

Production from Deepwater Fields Restored to Pre-Hurricane Levels
Natchez, MS (December 9, 2008)--Callon Petroleum Company ( NYSE: CPE) announced today that after previously being shut-in due to third-party downstream transmission line and processing facility damage caused by Hurricanes Gustav and Ike, production has resumed at most of its significant facilities located in the Gulf of Mexico.  The Company expects remaining shelf facilities, which are shut-in, to be online within the next several weeks.  This should bring the daily production rate to approximately 38 MMcfe\d which equals the Company’s pre-hurricane rate.  The Company reaffirms previously issued guidance for the year of a rate of 31-35 MMcfe\d.

Operational Highlights

•	Deepwater Medusa Field production restored to pre-hurricane levels of approximately 99.6 MMcfe/d

•	Deepwater Habanero Field production restored to pre-hurricane levels of approximately 50.4 MMcfe/d

•	Crude oil and natural gas hedges have current cash value in excess of $20 million

Fred Callon, Chairman and CEO of Callon Petroleum said, “As we recently reported, the suspension of operations at Entrada was a major disappointment, however it does not inhibit Callon’s liquidity or ability to grow the company.  In these unusual times for our industry Callon remains a viable and adequately capitalized company. Production levels at our two major deepwater fields, Medusa and Habanero, and at most of our shelf properties have returned to pre-hurricane levels. We believe that cash flow from operations, combined with expected year end cash-on-hand, our senior secured credit facility and  crude oil and natural gas hedges with a current cash value in excess of $20 million, provide us with significant liquidity to resume our drilling program as well as evaluate other opportunities, including producing property acquisitions.”

Operations Summary

Medusa Field - Production for both oil and gas commenced on November 24, 2008, and has returned to pre-hurricane rates of approximately 14,600 barrels of oil (Bo) and 12 million cubic feet (MMcf) of natural gas per day.  The company owns a 15% working interest.

Habanero Field – Production commenced on November 12, 2008 and has returned to pre-hurricane rates of approximately 6,800 Bo and 9.6 MMcf per day.  Callon owns an 11.25% working interest in the #2 well and a 25% working interest in the #1 well.

High Island Block 165/130 Field --  Production was resumed on October 4, 2008, and is currently 16.4 MMcf and 110 Bo a day from the High Island Block 130 number two well, which produces from Gyro K-2 and High Island Block 130 number one well which has been recompleted to a Rob L sand. Callon owns a 16.7% working interest in Rob L and 11.7% interest in deeper sands.

East Cameron Block 2 (North Pronghorn) -- First production commenced in the third quarter and the well is currently producing 7 MMcf and 165 Bo per day. Callon owns a 42.5% working interest in the well.

West Cameron Block 295 Field – Production is expected to commence within the next two weeks.  Prior to the hurricanes the field was producing at rates of 19 MMcf and 120 Bo per day from the number two and number four wells. In addition, work is planned to return the #3 well to production.  The #2 and #4 wells are operated now by Mariner while the number three well is operated by Cimarex.  Callon owns a 20.5% working interest in the wells.

The High Island 119 and East Cameron 257 fields should be back online within the next several weeks.

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.